EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Loews Cineplex Entertainment Corporation of our report dated May 2, 2005 relating to the financial statements of Megabox Cineplex, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

July 22, 2005